        As filed with the Securities and Exchange Commission on October 26, 2001
                                                   Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                 LANTRONIX, INC.
             (Exact name of Registrant as specified in its charter)

              Delaware                                 33-0362767
   (State or other jurisdiction of       (I.R.S. Employer Identification Number)
    incorporation or organization)

                             15353 Barranca Parkway
                            Irvine, California 92618
                    (Address of principal executive offices)
                              ____________________

                            Synergetic Micro Systems,
                                  Incorporated
                                Stock Option Plan

                           (Full titles of the plans)
                                 _______________

                               Frederick G. Thiel
                      President and Chief Executive Officer
                                 LANTRONIX, INC.
                             15353 Barranca Parkway
                            Irvine, California 92618
                                 (949) 453-3990
            (Name, address and telephone number of agent for service)
                             ______________________

                                    Copy to:
                               John V. Roos, Esq.
                             John T. Sheridan, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                ________________

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                    Proposed Maximum     Proposed Maximum
                                         Amount to be Registered   Offering Price Per   Aggregate Offering      Amount of
 Title of Securities to be Registered              (1)                    Share              Price (2)       Registration Fee
===============================================================================================================================
Common Stock, $0.0001 par value
(currently outstanding options) (1)                 615,705 shares                $2.28          $1,402,571.40         $350.65
-------------------------------------------------------------------------------------------------------------------------------

(1)  Synergetic Micro Systems, Incorporated Stock Option Plan.

(2) With respect to the 615,705 shares which are subject to outstanding options to purchase common stock under the Synergetic Micro Systems, Incorporated Stock Option Plan, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h) under which the per share price of options to purchase stock under an employee stock option plan may be estimated by reference to the exercise price of such options. The exercise price of 513,000 shares subject to outstanding options under the plan is $2.44. The exercise price of 102,620 shares subject to outstanding options under the plan is $1.47.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

         Incorporated by reference in this Registration Statement are the following documents and information previously filed with the Securities and Exchange Commission:

         (a) Lantronix, Inc.'s (the "Company's") Annual Report on Form 10-K for the fiscal year ended June 30, 2001, filed on October 11, 2001 pursuant to
Section 13 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

         (b) The following reports were filed by the Company since the fiscal year ended June 30, 2000, pursuant to Section 13 of the Exchange Act: the Company's Current Report on Form 8-K filed on October 24, 2001.

         (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act.

         (d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities
         -------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

         None.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

         The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising our of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

         The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Item 7.  Exemption From Registration Claimed
         -----------------------------------

         Not applicable.

Item 8.  Exhibits
         --------

         The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into this Registration Statement. (See
Exhibit Index below)

Item 9.  Undertakings
         ------------

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 25, 2001.

                                       LANTRONIX, INC.
                                       ---------------

                                       By: /s/ Frederick G. Thiel
                                           -------------------------------------
                                          Frederick G. Thiel
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick G. Thiel and Steven V. Cotton, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                                    Title                                          Date
-----------------------------------   ------------------------------------------------  --------------------------------
 /s/ Bernard Bruscha                  Chairman of the Board                                        October 25, 2001
 ----------------------------------
 (Bernard Bruscha)


 /s/ Frederick G. Thiel               President, Director and Chief Executive
 ----------------------------------
(Frederick G. Thiel)                  Officer (Principal Executive Officer)                        October 25, 2001


 /s/ Steven V. Cotton                 Chief Financial Officer and Chief
 ----------------------------------
(Steven V. Cotton)                    Operating Officer (Principal Financial and                   October 25, 2001
                                      Accounting Officer)


/s/ Thomas W. Burton                  Director                                                     October 25, 2001
-----------------------------------
(Thomas W. Burton)


/s/ Howard Slayen                     Director                                                     October 25, 2001
-----------------------------------
(Howard Slayen)

                                 LANTRONIX, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                  EXHIBIT INDEX

  Exhibit
  Number                             Description
----------   -------------------------------------------------------------------
    4.1      Synergetic Micro Systems, Incorporated Stock Option Plan

    5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered

   23.1      Consent of Independent Auditors

   23.2      Consent of Counsel (contained in Exhibit 5.1)

   24.1      Power of Attorney (see Page II-4)